Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
February 19, 2009
Comments by Steve Menzies

Thank you, Tim. Good morning!

TrinityRail produced solid operating results during the 4th quarter of 2008 despite rapidly declining economic and market conditions. We shipped more than 7,000 railcars during the quarter, met our expectations for operating margins and grew our lease fleet while maintaining high fleet utilization. We expect our operating margins to decline during 2009 as a result of a highly competitive market environment and significantly reduced production levels. The weak economic environment may place pressure on lease rates and adversely impact lease fleet utilization.

During the 4th quarter, we began implementing a plan to reduce our production footprint to align with forecasted near-term demand. We idled facilities in Texas and Oklahoma, announced plans to idle a facility in Missouri (which we have since completed) and have reduced our labor force at additional facilities in Texas, Georgia and Mexico. We will continue to monitor the market and make adjustments to our production footprint and to staffing levels as necessary. All of these reductions were implemented in a way that will enable us to continue to produce a substantial portion of our broad products. This gives us the type of operating flexibility, Tim referenced in his comments that enables us to meet shifting customer demand. We are also positioned to quickly ramp up production when market conditions improve.

During the 4th quarter, TrinityRail shipped approximately 7,050 railcars, 18% less than the 8,560 railcars shipped in the 3rd quarter of 2008, and 5% greater than the 6,740 railcars shipped in the 4th quarter of 2007. For the year 2008, we shipped approximately 28,200 railcars compared to approximately 27,370 in 2007. We expect shipments of between 5,500 and 6,500 railcars during the 1st half of 2009 reflecting weak market demand. Some of these shipments may come from our finished goods inventory of railcars built in advance of customers’ needs.

Railcar orders industry wide weakened during the 4th quarter. Approximately 4,260 new railcar orders were placed. This is the lowest quarterly order level since Q1-2002 and indicative of the severe economic downturn. Industry orders for all of 2008 totaled more than 33,800 railcars. This represents a 37% decline from the approximately 54,300 railcar orders placed in 2007. At year end, the total industry backlog stood at approximately 32,000 railcars down 39% compared to the backlog at the end of the 3rd quarter. We continue to experience weak demand in current order inquiries across most major railcar types. This is because of lower railcar loadings, increased railcar cycle times due to railroad system fluidity and an overhang of idle railcars in the rail system. Furthermore, we are seeing fewer inquiries become actual orders as customers defer railcar decisions to preserve company liquidity and seek greater clarity about on-going demand for their products.

Some industry analysts have recently adjusted their 2009 industry production forecasts downward to the 25,000 – 30,000 railcar range which is consistent with the market inputs we review. In addition to the sharp decline in railcar production in 2009 for railcars intended to carry biofuels, forecasts also indicate very weak demand for autoracks, covered hoppers for resins, intermodal and box cars. Improved railcar cycle times and reduced demand for electricity have caused weaker demand for additional coal cars. Covered hoppers for cement, aggregates and minerals are in modest demand as are covered hoppers for agricultural products. In addition, we have recently received inquiries regarding replacing older tank cars in response to new guidelines for hazardous commodity tank cars designed to haul “Poison by Inhalation” commodities.

During the 4th quarter of 2008, TrinityRail received approximately 1,180 railcar orders raising our order total for 2008 to approximately 16,700 railcars. Many of these orders extend current production lines for a variety of railcars. Specifically, we received orders for covered hoppers, coal cars, open top hoppers and tank cars. The diversity of our orders reflects the breadth of TrinityRail’s product line, customer base and existing production lines.

At the end of the 4th quarter, TrinityRail’s order backlog was approximately 8,260 railcars; a 65 % decrease from the 3rd quarter of 2008. Our order backlog for the balance of 2009 is approximately 7,000 railcars and approximately 1,250 railcars for 2010. We announced recently that TrinityRail has adjusted its backlog by indefinitely deferring the production of roughly 10,000 railcars for the ethanol industry. These cars were to be manufactured in 2010 and 2011 and added to our lease fleet. Given the volatility of the ethanol industry, this was a pro-active move to manage our portfolio credit and fleet concentration exposure to the ethanol industry and is intended to help ensure that the market for ethanol cars does not become overly saturated with additional new built tank cars. We believe the ethanol industry will stabilize as the Renewable Fuels Standard and the industry production capacity better align and corn prices moderate as they have in recent months. The deferral does not affect our 2009 production or shipment schedules.

Our order backlog is very dynamic and will change from quarter-to-quarter. We are focused on securing orders to fill production gaps in 2009 to maintain production continuity and to extend existing production lines.

Our Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 4th quarter. TrinityRail shipped approximately 4,360 new railcars to customers of our Leasing Company during the 4th quarter. This represented about 62% of TrinityRail’s 4th quarter railcar shipments. During the 4th quarter, we also sold approximately 450 railcars from our lease fleet to TRIP and other various leasing companies and financial institutions. As a result, our lease fleet grew 33% in 2008 to approximately 47,850 railcars compared to approximately 36,090 railcars in our lease fleet at the end of 2007.

Our committed lease backlog as of the end of 2008 was approximately 3,380 railcars or 41% of our total production backlog. We continue to see a long term trend for railroads and industrial producers to use their capital resources to acquire assets that are core to their businesses while relying on leasing for operating assets such as railcars.

Our lease fleet utilization was 98.6% at the end of 2008.  Lease renewals and successful remarketing of railcars available from leases not renewed have helped maintain our high fleet utilization. Lease rates for renewals and assignments remain stable. The average age of the railcars in our lease fleet is 4.6 years and the average remaining lease term is approximately 4.5 years.

In summary, rapidly declining market conditions, excess industry production capacity and an overhang of idle railcars is creating a very challenging environment for our rail business. TrinityRail is positioned to compete successfully in the current market environment as a result of the initiatives and investments we have implemented during the past several years. The scale of our lease fleet provides a stable cash flow stream that can offset the decline in revenues and earnings of our OEM business. Our broad customer base, operating flexibility and diverse product line combined with our leasing capabilities give us the flexibility to meet customer demand and market challenges.

I’ll now turn it over to Bill McWhirter.